Exhibit 99.1

CONTACT:	Julie Prozeller
Financial Dynamics
Tel: 212-850-5608

ALLIANCE DATA ANNOUNCES RECORD FULL-YEAR 2007 RESULTS

* Record Fourth-Quarter Revenue Drives 30-Percent Increase in

Adjusted EBITDA & Cash Earnings

*2008 Outlook Includes Continuing Double-Digit Growth

Dallas, TX, January 30, 2008 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the fourth quarter and year ended December 31, 2007. The Company achieved full-year cash earnings per diluted share of $3.75, exceeding the Company’s October 17, 2007 guidance of at least $3.70.

Total fourth-quarter revenue increased 15 percent to $602.7 million, an all-time record for the Company, compared to $524.5 million for the fourth quarter of 2006. Net income per share decreased to $0.42 per diluted share compared to $0.48 per diluted share for the fourth quarter of 2006. Excluding merger and other costs, additional compensation related to modified stock awards and the loss associated with the sale of our Mail Services business unit, net income per diluted share would have been $0.70 for the fourth quarter of 2007, an increase of 46 percent.

Operating EBITDA for the fourth quarter of 2007 increased 25 percent to $175.4 million compared to $140.2 million for the fourth quarter of 2006. Adjusted EBITDA for the fourth quarter of 2007 increased 31 percent to $157.7 million compared to $120.7 million for the fourth quarter of 2006. Cash earnings per diluted share for the fourth quarter of 2007 increased 33 percent to $0.93 per diluted share compared to $0.70 per diluted share for the fourth quarter of 2006. See “Financial Measures” below for a discussion of operating EBITDA, adjusted EBITDA, cash earnings and cash earnings per diluted share. The segment information, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per share reported today exclude a pre-tax non-cash loss of $16.0 million associated with the sale of our Mail Services business unit and pre-tax merger and other costs of $7.4 million, including $4.1 million of expenditures directly associated with the proposed merger of the Company with an affiliate of The Blackstone Group and $3.3 million in compensation charges related to the departure of certain employees and other non-routine costs associated with the merger and Mail Services disposition.

“We are excited about our strong fourth-quarter results, marked by record revenue of over $600 million,” said Mike Parks, Alliance Data chairman and chief executive officer. “Results were driven by strong growth balanced across our big three engines – the AIR MILES® Reward Program in Canada, U.S. Marketing Services (Epsilon) and private label services. The AIR MILES Reward Program in Canada continued its over-performance, driven by strong double-digit growth in AIR MILES reward miles issued and solid operating leverage. U.S. Marketing Services (Epsilon) posted the Company’s highest growth rates. Marketing spend continues to shift away from traditional media channels and into specific, highly targeted ROI-based efforts. Additionally, the Company’s private label business also continued to post solid results with better than expected new wins further driving growth.

Alliance Data Systems Corp.	Page 2
January 30, 2008

“As the Company has demonstrated through 27 quarters of meeting or exceeding guidance, visibility and predictability are key attributes of our business model,” continued Mr. Parks. “Despite market turmoil and concerns about the macro-economic environment, the Company expects its solid track record to continue in 2008. The increasing trend of marketing dollars shifting to highly targeted, full-scale loyalty and marketing programs with measurable results gives the Company confidence that 2008 will be another year of outstanding performance.”

BUSINESS REVIEW

Fourth quarter results were driven by continued leadership from the Company’s Marketing Services segment both in Canada and the United States. The Canadian loyalty business recorded a strong quarter of double-digit growth through the continued expansion of the AIR MILES Reward Program. During the quarter the Company announced that Visions Electronics, one of Western Canada’s leading home, auto and personal electronics retailers, joined Alliance Data’s Canadian AIR MILES Reward Program.

Epsilon, Alliance Data’s U.S. platform for Marketing Services, had another outstanding quarter, posting double-digit growth fueled by escalating global demand from new and existing clients. During the quarter Epsilon announced it had signed a multi-year agreement with Berkshire Hathaway, Inc. subsidiary Helzberg Diamonds, a fine jewelry retailer operating 269 stores throughout the United States, pursuant to which the Company will manage Helzberg Diamonds’ marketing database and provide data and analytical support for customer cross-sell and acquisition marketing efforts. In addition, during the quarter Epsilon announced it had signed a multi-year agreement to provide loyalty marketing and database services, analytics, permission-based email communications and strategic consulting to Charter Communications, one of the largest publicly traded cable providers in the United States, in support of their Live It with Charter(TM) customer loyalty program.

The private label services business also performed well as the portfolio continued to show solid growth and strong yields despite an uncertain macro-economic environment. Stable funding costs and on target loss rates also contributed to the segment’s performance. The private label business launched a new program during the quarter with Dell Inc., developed exclusively for Dell’s Spanish speaking customers. All customer support services will be available in Spanish, enabling Spanish speaking customers to better understand the program’s benefits, terms and conditions. Momentum continued with the signing of a multi-year expansion and renewal agreement with Alon USA Energy, Inc., an independent refiner and marketer of petroleum products with annual sales exceeding $3 billion, for Alon’s FINA-branded convenience stores.

SEGMENT REVIEW

Marketing Services revenue increased 30 percent in the fourth quarter to $319.1 million compared to the prior-year period. Adjusted EBITDA increased 44 percent in the fourth quarter to $72.0 million compared to the prior-year period. Strong financial results and margin expansion were driven by strength in the AIR MILES Reward Program, which continues to benefit from solid pricing power, the ramp-up of new sponsors, expanded commitments from existing sponsors and the trend of network loyalty as households frequent a growing number of sponsors. Epsilon also had another strong quarter, driven by new client signings and expanded client relationships. The Company expects strong double-digit growth and operating leverage to continue in Canada and the United States.

Alliance Data Systems Corp.	Page 3
January 30, 2008

Credit Services revenue increased 9 percent in the fourth quarter to $189.1 million compared to the prior-year period. Adjusted EBITDA increased 34 percent to $64.9 million in the fourth quarter compared to the prior-year period. The Company achieved double-digit revenue and adjusted EBITDA growth for the full-year 2007 despite the loss of the Lane Bryant portfolio, which was taken in-house by Lane Bryant’s parent company. Portfolio growth was solid at 7 percent for the full-year 2007 and 4 percent for the fourth quarter (9 percent excluding the impact of Lane Bryant), driven by the ramp-up of new programs and expanding the market share of existing programs. Credit sales for the fourth quarter were down slightly due to reduced catalog mailings as a result of significant postal rate increases and the loss of Lane Bryant.

On the expense side, funding costs remained flat compared to the prior year quarter, and the Company expects funding rates to remain stable in 2008. Credit quality continued to be solid during the fourth quarter, with credit losses in the range of the Company’s 6-percent target, having normalized post-Bankruptcy Reform Act. The Company expects credit quality to remain solid for the foreseeable future and maintains a positive outlook for Credit Services in 2008.

Transaction Services revenue decreased 8 percent in the fourth quarter to $180.2 million compared to the prior-year period. Adjusted EBITDA decreased 7 percent in the fourth quarter to $20.8 million compared to the prior-year period. The revenue decrease was primarily the result of lower statements generated and the divestiture of the Mail Services business unit. Statements generated decreased slightly by 1 percent during the quarter due to the loss of the Lane Bryant portfolio. Consistent with the prior quarter, the Company was also impacted by an increase in costs related to the ramp-up of the Company’s client service and collections teams to support the growth of the private label business. Positive results were immediately realized and are reflected in the over-performance in the Company’s Credit Services segment.

2007 FULL-YEAR RESULTS

For the year ended December 31, 2007, revenue increased 15 percent to $2.3 billion compared to $2.0 billion for the year ended December 31, 2006. Net income decreased 13 percent to $164.1 million in 2007, or $2.03 per diluted share, compared to $189.6 million, or $2.32 per diluted share, in 2006. Excluding merger and other costs, additional compensation related to modified stock awards, non-cash asset write-downs, and the loss associated with the sale of our Mail Services business unit, net income per diluted share for 2007 would have been $2.75, an increase of 19 percent over the prior year.

Adjusted EBITDA for the year ended December 31, 2007 increased 25 percent to $642.7 million compared to $515.4 million for the year ended December 31, 2006. Operating EBITDA for the full-year 2007 increased 23 percent to $684.9 million compared to $558.3 million for the full-year 2006. Cash earnings per diluted share increased 19 percent to $3.75 per diluted share for the year ended December 31, 2007, compared to $3.14 per diluted share for the year ended December 31, 2006. This is a noteworthy achievement as 2006 included a

Alliance Data Systems Corp.	Page 4
January 30, 2008

$0.25 per diluted share benefit as a result of abnormally low credit losses due to the effects of the Bankruptcy Reform Act, which accelerated losses into 2005. Normalizing for this effect, cash earnings per diluted share would have increased 30 percent for the full year 2007. The segment information, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per share reported herein exclude a pre-tax non-cash charge of $40.0 million related to the write-down of certain assets in the Company’s utilities business, a pre-tax non-cash loss of $16.0 million associated with the sale of our Mail Services business unit and pre-tax merger and other costs of $19.6 million, including $12.4 million of expenditures directly associated with the proposed merger of the Company with an affiliate of The Blackstone Group and $7.2 million in compensation charges related to the departure of certain employees and other non-routine costs associated with the merger and Mail Services disposition.

OUTLOOK FOR 2008

During 2008, the Company expects to continue to deliver on its three long-term objectives – double-digit organic growth, solid free cash flow generation and earnings visibility. Despite various market concerns over the macro-economic environment, the Company is confident in its ability to continue to achieve double-digit organic growth in both operating and adjusted EBITDA during 2008, consistent with its previously announced goals.

Epsilon is expected to generate mid-teens growth in adjusted EBITDA as client wins and expansions signed in 2007 ramp up. Epsilon’s programs tend to be recession resilient, since our clients continually add recurring customer transaction data in order for Epsilon to maximize and provide a measurable return on these targeted marketing campaigns. These marketing programs require Epsilon to interact directly with its clients’ top customers and manage highly sensitive customer transaction data on a continual basis, allowing Epsilon to establish strong client relationships that will continue to contribute to its 2008 growth.

The Canadian loyalty business is also expected to generate mid-teens growth in both operating and adjusted EBITDA. The program is also recession resistant, deriving the bulk of its earnings based upon consumers’ day-to-day non-discretionary spend such as at grocery stores, gas stations and pharmacies. Larger commitments from existing sponsors, the addition of new sponsors and the “network” effect of customers frequenting more and more sponsors are the three main drivers of growth. These drivers, with strong pricing, operational leverage, and the fact that 70 percent of Canadian households participate in the program, all suggest another strong year in 2008.

The private label business is expected to generate mid- to high- single-digit growth in adjusted EBITDA. Traditionally, the business generates double-digit adjusted EBITDA growth, but the loss of the Lane Bryant portfolio will reduce overall growth to mid- to high- single digits. The loss will anniversary in November, after which growth is expected to return to normal levels, primarily from the ramp up of clients signed during the last three years.

On the expense side, the Company does not expect any significant impact from higher loss rates. Specifically, delinquency data has remained stable over the past few months and losses have reached our normalized levels of approximately 6 percent during the fourth quarter. However, given the current uncertainty in the macro-economic environment the Company has factored into its guidance a potential 50 basis point increase in loss rates, which equates to an approximate $20 million decrease in EBITDA that will be largely offset by lower funding

Alliance Data Systems Corp.	Page 5
January 30, 2008

costs. While funding spreads have widened, the significant drop in the benchmark LIBOR and Treasury rates is outpacing higher spreads. As a result, at today’s rates and anticipated spreads the Company estimates that it will realize at least $15 million in savings from lower funding costs. Netting known savings in funding against potential increases in losses suggests an impact of less than 1 percent on adjusted EBITDA. This has been factored into today’s guidance and, furthermore, is expected to be completely offset by expense initiatives already identified at the corporate level that are not reflected in guidance.

Liquidity for the Company remains at an all-time high. “Plain vanilla” or existing sources such as the Company’s revolving credit facility, certificates of deposit, securitization conduits and warehouse facilities, along with the Company’s cash and cash equivalents, are available to provide approximately $3.4 billion in liquidity, of which $1.5 billion is currently unused. Currently, the Company does not foresee a need to access it in the near term. Additionally, the Company’s strong cash flow, low level of leverage (1.3x core debt to last twelve months Operating EBITDA) and access to public and private debt markets provide additional avenues to source low cost of funds.

Traditionally, the Company has enhanced its historical double-digit organic growth via acquisitions. While the Company will continue to evaluate selective acquisitions consistent with its historical practice, the Company has no near-term acquisitions contemplated, as the focus for 2008 will be geared more towards organic growth and cash flow generation. Additionally, capital expenditures have averaged approximately 5 percent of revenue in recent years. Major infrastructure and platform build-outs have been completed and, as such, capital expenditures for 2008 are expected to drop to approximately 3 percent of revenue. Finally, additional free cash flow initiatives are underway that are focused on adding incremental free cash flow to the Company during 2008.

Accordingly, on a purely organic basis, adjusted EBITDA is expected to be in excess of $700 million, with operating EBITDA expected to be a minimum of $30 million greater than adjusted EBITDA and cash earnings per diluted share expected to be $4.30 per diluted share, a 15 percent growth rate over 2007. If the proposed merger is consummated, the Company would continue to provide adjusted EBITDA and Operating EBITDA guidance but would not provide guidance regarding cash earnings per share, the relevance of which would diminish post-closing. Likewise, if acquisitions are completed growth rates for adjusted EBITDA and cash earnings per diluted share would likely grow at 15 percent and 18 percent, respectively, again consistent with the Company’s historically stated goals.

The combined impact of double-digit organic growth, reductions in capital expenditures and the implementation of additional free cash flow initiatives is expected to result in a significant increase in cash flow during 2008.

MERGER UPDATE

As noted in a press release earlier today, Alliance Data today filed a lawsuit against the Blackstone entities that are parties to the merger agreement. The lawsuit, filed in the Delaware Court of Chancery, seeks specific performance to compel Blackstone to comply with its obligations under the merger agreement, including its covenants to use reasonable best efforts to obtain required regulatory approvals and to consummate the merger, and such other relief as the Chancery Court may deem just and proper. The Company’s board of directors believes that the lawsuit is in the best interests of the Company and its stockholders.

Alliance Data Systems Corp.	Page 6
January 30, 2008

A copy of the complaint is attached to the Company’s current report on Form 8-K filed earlier today. Alliance Data’s management will not be taking calls or responding to emails with regard to the transaction or otherwise at this time. Management will continue to focus on ensuring that the Company meets its business objectives for 2008 and intends to hold a Q&A session within 45 days to provide relevant updates regarding the proposed merger and to answer specific questions about the business trends and outlook for the remainder of 2008.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. These non-GAAP financial measures also exclude the impact of the impairment charge, the loss associated with the sale of the Mail Services business unit and merger and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data will host a conference call on January 30, 2008 at 5:00 p.m. (Eastern) to discuss the Company’s fourth quarter and year-end results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website. As noted in the Company’s January 28, 2008 press release, due to developments regarding the pending acquisition of the Company by Blackstone Capital Partners V L.P., an affiliate of The Blackstone Group, Alliance Data will not be conducting a Q&A session after the call.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “32230942.” The replay will be available from two hours after the end of the call until 11:59 p.m. (Eastern) on February 6, 2008.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more

Alliance Data Systems Corp.	Page 7
January 30, 2008

than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the proposed merger, including the risk that conditions to closing, including the condition relating to OCC approval, may not be satisfied and that the proposed merger may not be consummated, as well as risks and uncertainties arising from actions that the respective parties to the merger agreement may take in response to the developments discussed in this release or the filing or outcome of the litigation commenced by the Company against the Blackstone entities. The Company cannot provide any assurance that the conditions to closing the transactions will be satisfied or that the proposed merger will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corp.	Page 8
January 30, 2008

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	Change	2007	2006	Change
Revenues	$602.7	$524.5	15%	$2,291.2	$1,998.7	15%

Net income	$33.9	$39.6	(14)%	$164.1	$189.6	(13)%

Net income per share – diluted	$0.42	$0.48	(13)%	$2.03	$2.32	(13)%

Adjusted EBITDA	$157.7	$120.7	31%	$642.7	$515.4	25%

Operating EBITDA	$175.4	$140.2	25%	$684.9	$558.3	23%

Cash earnings	$75.4	$57.6	31%	$303.2	$256.3	18%

Cash earnings per share – diluted	$0.93	$0.70	33%	$3.75	$3.14	19%

	As of	As of
	December 31,	December 31,
	2007	2006
Cash and cash equivalents	$266.4	$180.1
Seller’s interest and credit card receivables	652.4	569.4
Redemption settlement assets	317.1	261.0
Intangible assets, net	363.9	263.9
Goodwill	1,235.3	970.0
Total assets	4,104.6	3,404.0

Deferred revenue	828.3	651.5
Certificates of deposit	370.4	299.0
Core debt (1)	921.0	725.0
Total liabilities	2,907.6	2,332.5
Stockholders’ equity	1,197.0	1,071.5

(1)	Core debt excludes certificate of deposits and capital leases

Alliance Data Systems Corp.	Page 9
January 30, 2008

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	Change	2007	2006	Change
Segment Revenue:
Marketing Services	$319.1	$245.4	30%	$1,086.9	$849.2	28%
Credit Services	189.1	173.9	9%	808.3	731.3	11%
Transaction Services	180.2	195.5	(8)%	753.4	776.0	(3)%
Intersegment	(85.7)	(90.3)	(5)%	(357.4)	(357.8)	—%

	$602.7	$524.5	15%	$2,291.2	$1,998.7	15%

Segment adjusted EBITDA:
Marketing Services	$72.0	$49.9	44%	$236.8	$159.2	49%
Credit Services	64.9	48.5	34%	317.7	248.2	28%
Transaction Services	20.8	22.3	(7)%	88.2	108.0	(18)%

	$157.7	$120.7	31%	$642.7	$515.4	25%

Key Performance Indicators:
Statements generated (1)	54.4	54.9	(1)%	221.2	211.7	4%
Average managed receivables (1)	$3,967.3	$3,819.1	4%	$3,909.6	$3,640.1	7%
Private label credit sales (1)	$2,225.8	$2,302.7	(3)%	$7,502.9	$7,444.3	1%
AIR MILES Reward Miles issued	1,144.8	984.9	16%	4,143.0	3,741.8	11%
AIR MILES Reward Miles redeemed	789.9	743.8	6%	2,723.5	2,456.9	11%

(1)

Excluding the impact of the loss of Lane Bryant, statements generated, average managed receivables and private label credit sales growth rates would have been 2 percent, 9 percent and flat for the three months ended December 31, 2007, respectively, and 5 percent, 9 percent and 2 percent for the year ended December 31, 2007, respectively.

Alliance Data Systems Corp.	Page 10
January 30, 2008

ALLIANCE DATA SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Total revenue	$602.7	$524.5	$2,291.2	$1,998.7

Total operating expenses	508.4	449.0	1,930.9	1,651.4

Operating income	94.3	75.5	360.3	347.3

Loss on sale of long-lived assets	16.0	—	16.0	—
Interest expense, net	16.9	11.8	69.5	41.0

Income before income taxes	61.4	63.7	274.8	306.3
Income tax expense	27.5	24.1	110.7	116.7

Net income	$33.9	$39.6	$164.1	$189.6

Net income per share – basic	$0.43	$0.50	$2.09	$2.38

Net income per share – diluted	$0.42	$0.48	$2.03	$2.32

Weighted average shares outstanding – basic	78.2	79.3	78.4	79.7

Weighted average shares outstanding – diluted (1)	81.0	81.7	80.8	81.7

(1)

During 2005 and 2006, the Company announced three stock repurchase programs to acquire up to an aggregate of $900.0 million of its outstanding common stock. As of December 31, 2007, the Company has purchased $403.3 million at an average price of $46.87.

Alliance Data Systems Corp.	Page 11
January 30, 2008

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Adjusted EBITDA and Operating EBITDA:
Net income (GAAP measure)	$33.9	$39.6	$164.1	$189.6
Income tax expense	27.5	24.1	110.7	116.7
Interest expense, net	16.9	11.8	69.5	41.0
Stock compensation expense – restricted stock related	9.9	6.6	36.9	21.2
Stock compensation expense – stock option related	5.0	5.0	19.3	21.9
Depreciation and other amortization	20.9	17.5	84.3	65.4
Amortization of purchased intangibles	20.2	16.1	82.3	59.6
Impairment of long-lived assets	—	—	40.0	—
Loss on sale of long-lived assets	16.0	—	16.0	—
Merger and other costs	7.4	—	19.6	—

Adjusted EBITDA	157.7	120.7	642.7	515.4
Change in deferred revenue	24.2	(26.9)	176.8	41.0
Change in redemption settlement assets	(1.4)	29.0	(56.1)	—
Foreign currency impact	(5.1)	17.4	(78.5)	1.9

Operating EBITDA	$175.4	$140.2	$684.9	$558.3

Cash Earnings:
Net income (GAAP measure)	$33.9	$39.6	$164.1	$189.6
Add back non-cash non-operating items and merger and other costs:
Amortization of purchased intangibles	20.2	16.1	82.3	59.6
Stock compensation expense	14.9	11.6	56.2	43.1
Impairment of long-lived assets	—	—	40.0	—
Loss on sale of long lived assets	16.0	—	16.0	—
Merger and other costs	7.4	—	19.6	—
Income tax effect (2)	(17.0)	(9.7)	(75.0)	(36.0)

Cash earnings	$75.4	$57.6	$303.2	$256.3

Weighted average shares outstanding – diluted (1)	81.0	81.7	80.8	81.7
Cash earnings per share – diluted	$0.93	$0.70	$3.75	$3.14

(1)	During 2005 and 2006, the Company announced three stock repurchase programs to acquire up to an aggregate of $900.0 million of its outstanding common stock. As of December 31, 2007, the Company has purchased $403.3 million at an average price of $46.87.

(2)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

Alliance Data Systems Corp.	Page 12
January 30, 2008

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA

(In millions)

(Unaudited)

	Three months ended December 31, 2007
	Operating income(3)	Depreciation & amortization	Stock compensation expense	Impairment	Adjusted EBITDA(4)
Marketing Services	$38.0	$26.9	$7.1	$—	$72.0
Credit Services	59.5	3.4	2.0	—	64.9
Transaction Services	4.2	10.8	5.8	—	20.8

	$101.7	$41.1	$14.9	$—	$157.7

	Three months ended December 31, 2006
	Operating income (3)	Depreciation & amortization	Stock compensation expense	Impairment	Adjusted EBITDA(4)
Marketing Services	$26.7	$18.3	$4.9	$—	$49.9
Credit Services	41.1	5.0	2.4	—	48.5
Transaction Services	7.7	10.3	4.3	—	22.3

	$75.5	$33.6	$11.6	$—	$120.7

	Year ended December 31, 2007
	Operating income (3)	Depreciation & amortization	Stock compensation expense	Impairment	Adjusted EBITDA(4)
Marketing Services	$111.4	$99.6	$25.8	$—	$236.8
Credit Services	294.0	13.7	10.0	—	317.7
Transaction Services	(25.5)	53.3	20.4	40.0	88.2

	$379.9	$166.6	$56.2	$40.0	$642.7

	Year ended December 31, 2006
	Operating income (3)	Depreciation & amortization	Stock compensation expense	Impairment	Adjusted EBITDA(4)
Marketing Services	$82.3	$58.7	$18.2	$—	$159.2
Credit Services	226.1	13.6	8.5	—	248.2
Transaction Services	38.9	52.7	16.4	—	108.0

	$347.3	$125.0	$43.1	$—	$515.4

(3)

Operating income excludes merger and other costs which are not allocated to the respective segments. Merger and other costs were approximately $7.4 million for the three months ended December 31, 2007 and $19.6 million for the year ended December 31, 2007.

(4)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation and amortization, stock compensation expense and impairment of long-lived assets.

###